Exhibit (a)(4)

DWS MONEY FUNDS

Re-designation of Series (the “Instrument”)

The undersigned, being a majority of the Trustees of the DWS Money Funds, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust dated January 20, 1998, as amended (the “Declaration of Trust”), do hereby amend the Re-designation of Series dated November 16, 2005, as filed with the Secretary of the Commonwealth of Massachusetts on December 19, 2005, as follows:

The series presently designated “DWS Money Market Fund” shall be re-designated as “DWS Money Market Prime Series.”

The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

The foregoing Re-designation of Series shall be effective May 10, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Robert B. Hoffman
John W. Ballantine, Trustee	Robert B. Hoffman, Trustee
/s/ Donald L. Dunaway	/s/ William McClayton
Donald L. Dunaway, Trustee	William McClayton, Trustee
/s/ James R. Edgar	/s/ Shirley D. Peterson
James R. Edgar, Trustee	Shirley D. Peterson, Trustee
/s/ Paul K. Freeman	/s/ Robert H. Wadsworth
Paul K. Freeman, Trustee	Robert H. Wadsworth, Trustee

May 10, 2006